Exhibit 99.1

NexImmune Announces Appointment of Dr. Leena Gandhi to its Board of Directors

GAITHERSBURG, MD – May 10, 2022 – NexImmune, Inc. (Nasdaq: NEXI), a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to orchestrate a targeted immune response by directing the function of antigen-specific T cells, today announced the appointment of Leena Gandhi, M.D., Ph.D., Director for the Center of Therapeutic Innovation at Dana-Farber Cancer Institute, to its Board of Directors as a Non-Executive Director.

“I am honored to join the board of NexImmune at this pivotal juncture in the Company’s work,” stated Dr. Gandhi. “I am excited to work with NexImmune’s leadership on maximizing the potential of its novel technology in multiple different clinical applications using not only adoptive cell therapy but also a versatile injectable platform. This unique approach has tremendous opportunity to modulate immune responses in cancer and other areas.”

“Leena is an excellent addition the NexImmune Board. She brings substantial translational and early clinical and immuno-oncology experience to our organization,” said Sol J. Barer, Chairman of NexImmune’s Board of Directors. “Her expertise in developing and conducting innovative clinical trials across multiple malignancies will be extremely valuable as we advance the clinical development of our current and future therapies. On behalf of the Company and the entire Board, I would like to welcome Leena to the team.”

Dr. Gandhi is the Director of the Center for Cancer Therapeutic Innovation, a cross-malignancy novel therapeutics hub, at the Dana-Farber Cancer Institute. She received her Ph.D. from the University of California, Berkeley in 1998 and her M.D. from New York University in 2002. She completed her postgraduate training at Massachusetts General Hospital and at Dana-Farber Cancer Institute in Boston. Dr. Gandhi was on staff at DFCI for 8 years as a thoracic oncologist working in early drug development prior to moving to New York University to serve as the Director of Thoracic Medical Oncology. She has focused her research on novel drug development and biomarkers for selection in lung cancer with a particular focus on immuno-oncology. She led pivotal studies demonstrating the utility of PDL1 as a biomarker for efficacy of anti-PD1 agents in lung cancer and studies demonstrating the value of combining immunotherapy and chemotherapy in the treatment of non-small cell lung cancer. She served as Vice President of Immuno-Oncology Development at Eli Lilly leading the development of novel immuno-oncology agents across cancer types before returning to Dana-Farber in 2020.

About NexImmune

NexImmune is a clinical-stage biotechnology company developing a novel approach to immunotherapy designed to employ the body’s own T cells to generate a specific, potent, and durable immune response. The backbone of NexImmune’s approach is a proprietary Artificial Immune Modulation (AIM™) nanoparticle technology platform. The AIM technology enables NexImmune to construct nanoparticles that function as synthetic dendritic cells capable of directing a specific T cell-mediated immune response. AIM constructed nanoparticles employ natural biology to engage, activate and expand endogenous T cells in ways that combine anti-tumor attributes of antigen-specific precision, potency and long-term persistence with reduced potential for off-target toxicities.

NexImmune’s two lead programs, NEXI-001 and NEXI-002, are in Phase 1/2 clinical trials for the treatment of relapsed AML after allogeneic stem cell transplantation and multiple myeloma refractory to at least three prior lines of therapy, respectively. NexImmune is also developing new AIM nanoparticle constructs and modalities for potential clinical evaluation in oncology and in disease areas outside of oncology, including autoimmune disorders and infectious disease.

For more information, visit www.neximmune.com.

Forward Looking Statements

This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs and assumptions and on information currently available to management of NexImmune, Inc. (the “Company”). All statements other than statements of historical fact contained in this press release are forward-looking statements, including statements concerning our planned and ongoing clinical studies for the Company’s product candidates, including NEXI-001 and NEXI-002; the initiation, enrollment, timing, progress, release of data from and results of those planned and ongoing clinical studies; and the utility of prior preclinical and clinical data in determining future clinical results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on March 9, 2022, and subsequent reports that we file with the SEC. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, the Company assumes no obligation to publicly update any forward-looking statements for any reason after the date of this press release to conform any of the forward-looking statements to actual results or to changes in its expectations.

Contacts:

NexImmune:

Chad Rubin, SVP Corporate Affairs

NexImmune, Inc.

646.319.3261

crubin@neximmune.com